FOURTH AMENDMENT
                                          to
                              THIRD AMENDED AND RESTATED
                              REVOLVING CREDIT AGREEMENT



     This FOURTH AMENDMENT (the "Amendment"), dated as of December 29, 1995, is by and among FIELDCREST CANNON, INC., a Delaware corporation (the "Company"), the lenders listed on the signature pages hereto (the "Lenders"), BANK OF AMERICA ILLINOIS (formerly known as Continental Bank N.A.), CORESTATES BANK, N.A. (formerly known as Philadelphia National Bank) and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as lead managers for the Lenders (collectively, the "Lead Managers"), and THE FIRST NATIONAL BANK OF BOSTON, as agent for the Lenders (the "Agent").

     WHEREAS, the Company, the Lenders, the Lead Managers and the Agent are parties to that certain Third Amended and Restated Revolving Credit Agreement, dated as of March 10, 1994, as amended (as so amended, the "Credit Agreement"); and

     WHEREAS, the Company, the Lenders, the Lead Managers and the Agent have agreed, subject to the terms and conditions set forth herein, to amend certain provisions of the Credit Agreement as set forth herein;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     ss.1. CERTAIN DEFINED TERMS. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

     ss.2. AMENDMENT TO CREDIT AGREEMENT.

     (a) Section 1 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate places in the alphabetical sequence thereof:

          Fourth Amendment. The Fourth Amendment to Third Amended and Restated Revolving Credit Agreement dated as of December 29, 1995.

          Mortgages. The several mortgages from the Company and the Secured Guarantors to the Agent with respect to the fee interests of the Company and the Secured Guarantors in the real property listed and described on
     Schedule 7.20 attached hereto, each satisfactory to the Lenders and the Agent in all respects and as may be amended and in effect from time to time.

          Restructuring Charge. An amount equal to the one-time charge against Consolidated Net Income of the Company and its Subsidiaries for the nine months of the Company ending September 30, 1995 incurred as a result of the reorganization of the Company's New York operations, relocation of sales, marketing and design personnel to Kannapolis, North Carolina and the Company's voluntary retirement program, as such amount is reflected in the consolidated financial statements of the Company and its Subsidiaries for such fiscal periods; provided that in no event shall the Restructuring Charge include the Yarn Spinning Charge.

          Yarn Spinning Charge. The one-time charge against Consolidated Net Income of the Company and its Subsidiaries for the fiscal quarter of the Company ending December 31, 1995 incurred as a result of the restructuring charge related to closure of the yarn spinning facilities known as Plant 4 and Plant 7, the sale of a warehouse in Eden, North Carolina and related charges, as such amount is reflected in the consolidated financial statements of the Company and its Subsidiaries for such fiscal quarter.

     (b) Section 1 of the Credit Agreement is hereby further amended by deleting the definitions of "Applicable Margin" and "Security Documents" in their entirety, and substituting therefor the following:

          Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable percentage set forth below with respect to the Company's Interest Coverage Ratio, as determined at the end of the fiscal period of the Company and its Subsidiaries ending immediately prior to the applicable Rate Adjustment
     Period:


   Interest Coverage      Commitment      EuroRate     C/D Rate     Letter of
          Ratio               Fee          Amounts      Amounts      Credit
                                                                      Fees

 Less than or equal to      0.500%         2.250%       2.375%       2.250%
 0.50 to 1.00

 Greater than  0.50 to      0.500%         2.000%       2.125%       2.000%
 1.00 and less than or
 equal to 1.00 to 1.00
 Greater than 1.00  to      0.500%         1.750%       1.875%       1.750%
 1.00 and less than or
 equal to 1.50 to 1.00

 Greater than  1.50 to      0.375%         1.500%       1.625%       1.500%
 1.00

Notwithstanding the foregoing, (a) for the period commencing on January 15, 1996 through the date immediately preceding the first Adjustment Date to occur after December 29, 1995, the Applicable Margin shall be deemed to be the highest Applicable Margin set forth above and (b) if the Company fails to deliver any Compliance Certificate pursuant to ss.7.5(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately preceding the Adjustment Date which occurs immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be deemed to be the highest Applicable Margin set forth above.

          Security Documents. The Security Agreement, the Crestfield Cotton Guaranty, the FCC Canada Guaranty, the Subsidiary Guaranty, the Fieldcrest Financing Guaranty, the Fieldcrest Licensing Guaranty, the Fieldcrest Transportation Guaranty, the Fieldcrest Sure Fit Guaranty, the Crestfield Cotton Security Agreement, the Subsidiary Security Agreement, the Encee Security Agreement, the Fieldcrest Financing Security Agreement, the Fieldcrest Licensing Security Agreement, the Fieldcrest Transportation Security Agreement, the Fieldcrest Sure Fit Security Agreement, the Assignment of Acquisition Documents, the Trademark Assignment, the
     Fieldcrest Licensing Trademark Assignment, the Mortgages and the Agency Agreements, and any and all instruments and documents required to be delivered pursuant thereto, in each case as originally executed, or if amended, restated, modified or supplemented, as so amended, restated, modified or supplemented.

     (c) Section 1 of the Credit Agreement is hereby further amended by deleting the word "and" at the end of clause (a) thereof and substituting therefor a comma and inserting before the period at the end of the definition of "Consolidated Net Income" the following text: ", (c) there shall be added to Consolidated Net Income for the fiscal quarters ending March 31, 1995, June 30, 1995 and September 30, 1995 an amount equal to the Restructuring Charge, as determined on a pre-tax basis, provided, that in no event shall the aggregate amount added to Consolidated Net Income pursuant to this clause (c) exceed $15,536,000 and (d) there shall be added to Consolidated Net Income for the fiscal quarter ending December 31, 1995 an amount equal to the Yarn Spinning Charge, as determined on a pre-tax basis, provided that in no event shall the aggregate amount added to Consolidated Net Income pursuant to this clause (d) exceed $5,000,000, all as determined in accordance with Generally Accepted Accounting Principles."

     (d) Section 1 of the Credit Agreement is hereby further amended by deleting from clause (ii) of the definition of "Net Security Value of Inventory", the parenthetical "(unless such security interests have been released by the Agent pursuant to ss.5(i) hereof)".

     (e) Section 2.2 of the Credit Agreement is hereby amended by deleting the last sentence of such section in its entirety.

     (f) Section 4.5 of the Credit Agreement is hereby amended by deleting the phrase "rate of .375% per annum on" in the first sentence thereof, and substituting therefor the phrase "Applicable Margin with respect to the Commitment Fee multiplied by".

     (g) Section 5 of the Credit  Agreement is hereby amended by deleting clause
(i) thereof in its entirety.

     (h) Section 6 of the Credit Agreement is hereby amended by inserting after ss.6.25 thereof the following new section:

          ss.6.26. Assets of Guarantors. Neither St. Mary's nor Fieldcrest International have or own any assets.

     (i) Section 7 of the Credit Agreement is hereby amended by inserting after ss.7.19 thereof the following new sections:


          ss.7.20.  Mortgages.  As soon as  practicable  but in any  event on or prior to April 15, 1996, the Company and its Subsidiaries shall have granted to the Agent for the benefit of the Lenders a valid and enforceable first-priority mortgage over the properties described on Schedule 7.20 attached hereto, free and clear of all defects and encumbrances except for liens permitted under ss.8.2 hereof, or entered into amendments, satisfactory to the Agent and the Lenders, to the mortgages already existing in favor of the Agent for the benefit of the Lenders and which relate to the properties described on Schedule 7.20 attached hereto and shall have delivered to the Agent fully executed Mortgages or amendments to Mortgages, as the case may be, with respect to each such property, together with title insurance policies or endorsements to existing title insurance policies, if any, surveys, environmental reports, real estate appraisals, evidences of insurances with the Agent named as loss payee and additional insured, legal opinions, collateral notes, financing statements and other documents and certificates with respect to such properties reasonably required by the Agent, and all steps necessary to perfect such Mortgages shall have been take to the reasonable satisfaction of the Agent. The Company will reimburse the Agent for all of its reasonable out-of-pocket expenses, including but not limited to the reasonable attorneys' fees and disbursements of the Lender's Special Counsel and other reasonable attorneys' fees and disbursements, incurred or expended in connection with the preparation, interpretation, restructuring or termination of the Mortgages or any amendment thereof and real estate appraisals and surveys of the properties of the Company and its Subsidiaries.

          ss.7.21. Amendments to Security Agreements, Etc. As soon as practicable but in any event on or prior to March 15, 1996, the Company and each of the Secured Guarantors shall have executed and delivered an amendment to its respective Security Agreement granting an additional security interest in such Person's unencumbered equipment located at the facilities listed on Schedule 7.20 attached hereto and all such amendments shall be in form and substance satisfactory to the Agent and the Lenders. In addition, on or prior to March 15, 1996, duly executed amendments to financing statements originally filed against the Company and the Secured Guarantors shall have been received by the Agent and all filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve the Agent's legal, valid and enforceable first security interest in and lien upon the Collateral shall have been duly effected and the Agent shall have received evidence thereof in form and substance satisfactory to the Agent. On or prior to March 15, 1996, the Agent also shall have received a complete and fully executed updated Perfection Certificate from the Company and each of the Secured Guarantors and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent. Simultaneously with the delivery of the amendments to the Security Agreements, each of the Lenders shall have received from each of the Secured Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the date hereof, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and
     (ii) its by-laws as in effect on such date and each of the Lenders shall have received evidence satisfactory to the Lenders that all corporate action necessary for the valid execution, delivery and performance by each of the Secured Guarantors of such amendments to which it is or is to become a party shall have been duly and effectively taken. Each of the Lenders also shall have received from each of the Secured Guarantors on or before March 15, 1996 an incumbency certificate, dated as of the date as of which the amendment to such Person's Security Agreement is dated, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of such Person, each of the Fourth Amendment, the amendment to its Security Agreement and the other documents to which such Person is or is to become a party; and (ii) to give notices and to take other action on its behalf under the Fourth Amendment, the Security Agreement and the other documents to which it is a party.

     (j) Section 8.1 of the Credit Agreement is hereby amended by deleting clause (r) thereof in its entirety, and substituting therefor the following:

          (r) so long as no Default or Event of Default exists or is continuing or would exist as a result thereof, unsecured Indebtedness of the Company not otherwise included in this ss.8.1 in an aggregate amount not at any time to exceed $20,000,000.

     (k) Section 8.3 of the Credit Agreement is hereby amended by deleting clause (e) thereof in its entirety, and substituting therefor the phrase "intentionally omitted;".

     (l) Section 8.3 of the Credit Agreement is hereby amended by deleting clause (h) thereof in its entirety, and substituting therefor the following:

          (h) so long as no Default or Event of Default exists or is continuing or would exist as a result thereof, Investments of the Company not otherwise included in this ss.8.3 in an aggregate amount not at any time to exceed $30,000,000, provided that any Investment by the Company in any Subsidiary of the Company pursuant to this ss.8.3(h) shall be limited to loans to such Subsidiary evidenced by a promissory note of such Subsidiary and that such promissory note shall be pledged to the Agent for the benefit of the Lenders and the Agent pursuant to the terms of the Security Documents to which the Company is a party; provided further that the aggregate amount of Investments by the Company in any joint ventures or any other entity in which the Company owns less than 100% of the ownership interests of such entity shall not at any time exceed $15,000,000.

     (m) Section 8.5 of the Credit Agreement is hereby amended by deleting the text of such section in its entirety, and substituting therefor the following:

          ss.8.5. Distributions. The Company shall not make any Distributions except as provided in this ss.8.5. The Company may declare and pay cash dividends in respect of its preferred stock subject to all of the following restrictions:

          (a) the aggregate amount of cash dividends paid in any fiscal year of the Company in respect of such preferred stock of the Company shall not exceed $4,500,000;

          (b) no Default or Event of Default shall have occurred and be continuing at the time of declaration or payment of any cash dividend, and no Default or Event of Default will exist after giving effect to the payment of any cash dividend; and

          (c) the Company shall have delivered to the Agent no later than one Business Day after the declaration of such cash dividend (but prior to payment thereof) a certificate signed by an authorized officer of the Company and evidence satisfactory to the Agent showing compliance with the provisions of clauses (a) and (b) hereof.

     (n) Section 8.9 of the Credit Agreement is hereby amended by deleting the text of such section in its entirety, and substituting therefor the following:

          ss.8.9. Capital Expenditures. The Company and its Subsidiaries will not make Consolidated Capital Expenditures in any fiscal year that exceed,
     (a) $38,000,000 in the aggregate for the fiscal year of the Company ending on December 31, 1996, and (b) $55,000,000 in the aggregate in any fiscal year of the Company thereafter; provided, however, that, if during any fiscal year the amount of Consolidated Capital Expenditures permitted for that fiscal year is not so utilized, such unutilized amount may be utilized in any succeeding fiscal year.

     (o) Section 8.10 of the Credit Agreement is hereby amended by deleting the table set forth at the end of such section in its entirety, and substituting therefor the following table:


              Quarter Ending           Ratio


           December 31, 1995         0.55 to 1.00
           March 31, 1996            0.01 to 1.00

           June 30, 1996             0.01 to 1.00
           September 30, 1996        0.25 to 1.00

           December 31, 1996         1.25 to 1.00

           The last day of each
           fiscal quarter            1.50 to 1.00
           thereafter



     (p) Section 8.11 of the Credit Agreement is hereby amended by deleting the table set forth at the end of such section in its entirety, and substituting therefor the following table:

                  Quarter Ending               Ratio


           December 31, 1995               1.40 to 1.00
           March 31, 1996                  0.85 to 1.00

           June 30, 1996                   0.90 to 1.00

           September 30, 1996              1.15 to 1.00
           December 31, 1996 and           2.00 to 1.00
           thereafter

     (q) Section 8.12 of the Credit Agreement is hereby amended by deleting the table set forth at the end of such section in its entirety, and substituting therefor the following table:



               Period                      Ratio

          10/01/95 through 12/15/95     3.00 to 1.00

          12/16/95 through 02/29/96     3.20 to 1.00

          03/01/96 through 12/15/96     3.50 to 1.00

          12/16/96 through 03/01/97     3.20 to 1.00

          Each month thereafter         3.00 to 1.00


     (r) The Credit Agreement is hereby further amended by deleting Schedule 6.1 thereto in its entirety, and substituting therefor the Schedule 6.1 attached hereto.

     (s) The Credit  Agreement is hereby  further  amended by adding  thereto as
Schedule 7.20 the Schedule 7.20 attached hereto.

     ss.3. AMENDMENT FEE. The Company agrees to pay to the Agent, for the account of the Lenders in accordance with their pro rata share to the Loans, on or prior to the date on which all conditions set forth in 6 hereof are satisfied (other than the condition precedent set forth in 6(f) hereof), an amendment fee (the "Amendment Fee") equal to $243,750.00.



     ss.4. AFFIRMATION BY THE COMPANY AND THE GUARANTORS.

     (a) The Company hereby ratifies and confirms all of the Lender Obligations, including, without limitation, the Loans, and the Company hereby affirms its absolute and unconditional promise to pay to the Lenders the Loans and all other amounts due under the Credit Agreement as amended hereby. The Company hereby confirms that the Lender Obligations are and remain secured pursuant to the Security Documents to which the Company is a party.

     (b) Each of Crestfield Cotton, FCC Canada, Encee, Fieldcrest International, St. Mary's, Fieldcrest Transportation, Fieldcrest Financing, Fieldcrest Licensing and Fieldcrest Sure Fit hereby acknowledges the provisions of this Amendment and hereby reaffirms its absolute and unconditional guaranty of the Company's payment and performance of the Lender Obligations to the Banks as more fully described in the Guaranty to which such Person is a party. Each of the Secured Guarantors hereby confirms that its obligations under the Guaranty to which it is a party are and remain secured pursuant to the Security Documents to which it is a party.

     ss.5. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Lenders as follows:

     (a) Representations and Warranties. The representations and warranties contained in ss.6 of the Credit Agreement were true and correct in all material respects when made. The representations and warranties contained in ss.6 of the Credit Agreement, as amended hereby, are true and correct on the date hereof.

     (b) Enforceability. The execution and delivery by the Company and the Secured Guarantors of this Amendment and all other instruments and agreements required to be executed and delivered by the Company and the Secured Guarantors, as the case may be, in connection with the transactions contemplated hereby or referred to herein (collectively, the "Amendment Documents"), and the performance by the Company and the Secured Guarantors of the Amendment Documents and the Credit Agreement, as amended hereby, are within the corporate powers of the Company and the Secured Guarantors, as the case may be, and have been duly authorized by all necessary corporate action on the part of the Company and the Secured Guarantors, as the case may be. Each of the Amendment Documents and the Credit Agreement, as amended hereby, are valid and legally binding obligations of the Company and the Secured Guarantors, as the case may be, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general.

     (c) No Default. No Default or Event of Default has occurred and is continuing and no Default or Event of Default will exist after the execution and delivery of this Amendment or after the consummation of the transactions contemplated hereby.

     ss.6. EFFECTIVENESS. This Amendment shall become effective as of December 29, 1995 upon satisfaction of each of the following conditions precedent on or prior to January 15, 1996:

     (a) Delivery. The Company, the Lenders, the Agent and the guarantors referred to in ss.4(b) hereof shall have executed and delivered this Amendment.

     (b) Certified Copies of Corporate Documents. Each of the Lenders shall have received from the Company a copy, certified by a duly authorized officer of the Company to be true and complete on the date hereof, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and
(ii) its by-laws as in effect on such date.

     (c) Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Company of the Amendment Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

     (d) Incumbency Certificate. Each of the Lenders shall have received from the Company an incumbency certificate, dated as of the date hereof, signed by a duly authorized officer of the Company, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of the Company, each of the Amendment Documents to which such company is or is to become a party; and (ii) to give notices and to take other action on its behalf under the Amendment Documents to which it is a party.

     (e) Opinion of Counsel. Each of the Lenders and the Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of January 15, 1996, in form and substance satisfactory to the Lenders and the Agent, from M.K. Doss, general counsel to the Company and its Subsidiaries.

     (f) Amendment Fee. The Company shall have paid to the Agent the Amendment Fee.

     (g) Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Amendment and all documents incident hereto shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

     ss.7. MISCELLANEOUS PROVISIONS. (a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and such Credit Agreement shall be read and construed as one instrument. The consent granted hereunder is limited to the specific matters referred to herein and the Lenders shall not have any obligation to issue any further consent with respect to the subject matter of this consent or any other matter.

     (b) This Amendment is intended to take effect as an agreement under seal and shall be construed according to and governed by the laws of the Commonwealth of Massachusetts.

     (c) This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

     (d) The Company hereby agrees to pay to the Agent, on demand by the Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Agent in connection with the preparation of this Amendment and the documents referred to herein (including reasonable legal fees).

     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first above written.

                             FIELDCREST CANNON, INC.


                               By:/s/ T. R. Staab
                                  Title:  Vice President and
                                           Chief Finanical Officer

                             THE FIRST NATIONAL BANK
                               OF BOSTON, as Agent


                             By:/s/ Mitchell B. Feldman
                                Title:  Managing Director


                             THE FIRST NATIONAL BANK
                                    OF BOSTON


                           By:/s/ Mitchell B. Feldman
                              Title:  Managing Director


                            BANK OF AMERICA ILLINOIS,
                               individually and as Lead Manager


                             By:/s/ Deirdre B. Doyle
                                Title:  Vice President


                             CORESTATES BANK, N. A.,
                                individually and as Lead Manager


                            By:/s/ James P. Richards
                              Title: Vice President


                            FIRST UNION NATIONAL BANK
                               OF NORTH CAROLINA,
                                individually and as Lead Manager


                             By:/s/ J. M. Highsmith
                                Title:  Senior Vice President


                             BANK OF MONTREAL


                             By:/s/ Joseph A. Bliss
                                 Title: Director

                               MELLON BANK, N. A.


                              By:/s/ Charles H Staub
                              Title: Vice President


     Each of the undersigned joins in this Fourth Amendment for purposes of ss.4(b) hereof.

                               CRESTFIELD COTTON COMPANY


                               By:/s/ T. R. Staab
                                  Title:  Vice President and
                                          Treasurer


                               FCC CANADA, INC.


                               By:/s/ T. R. Staab
                                  Title:   Vice President and
                                                   Treasurer


                               ENCEE, INC.


                               By:/s/ T. R. Staab
                                  Title:  Vice President and
                                                  Treasurer

                               FIELDCREST CANNON
                               INTERNATIONAL, INC.


                               By:/s/ T. R. Staab
                                  Title:  Vice President and
                                          Treasurer


                               ST. MARY'S, INC.


                               By:/s/ T. R. Staab
                                  Title:  Vice President and
                                          Treasurer

                               FIELDCREST CANNON
                               TRANSPORTATION, INC.


                               By:/s/ T. R. Staab
                                  Title: President


                               FIELDCREST CANNON LICENSING, INC.


                               By:/s/ John E. Setliff, Jr.
                                  Title: Vice President


                               FIELDCREST CANNON FINANCING, INC.


                                By:/s/ John E. Setliff, Jr.
                                   Title: Vice President


                                FIELDCREST CANNON SURE FIT, INC.


                                By:/s/ T. R. Staab
                                   Title:  Vice President and
                                           Chief Financial Officer